UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 29, 2008

DIGIMARC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34108	26-2828185
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9405 SW Gemini Drive, Beaverton Oregon 97008

(Address of principal executive offices) (Zip Code)

(503) 469-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2008, Digimarc Corporation (the “Company”) entered into a three-year employment agreement (the “Employment Agreement”) with Bruce Davis, its Chief Executive Officer.  The Employment Agreement provides for a salary of:  $410,000, prorated for the period commencing October 29, 2008 through December 31, 2008; $450,000 for the year commencing on January 1, 2009; not less than $470,000 for the year commencing January 1, 2010; and not less than $495,000 for the year commencing January 31, 2011.  Mr. Davis is eligible to receive a performance bonus in an amount not to exceed $135,000 for the period of August 1, 2008 through December 31, 2008.  Mr. Davis will not be eligible to participate in the Company’s executive bonus programs during the remainder of the term of the Employment Agreement.  Under the terms of the Employment Agreement, on October 30, 2008, the Company granted Mr. Davis an option to purchase 564,000 shares of the Company’s common stock with an exercise price of $9.64 per share and a term of ten years.  The options become exercisable monthly over the four year period from the date of grant.  Exercisability of the options may be accelerated, under specified circumstances.  Mr. Davis will be eligible to receive additional awards under the Company’s 2008 Incentive Plan, consistent with general market practices for similarly situated executives.  Mr. Davis remains eligible for the Company’s standard benefits programs at the levels that are made available to similarly situated executives at the Company.

If, other than in connection with a Change of Control, the Company terminates employment with Mr. Davis other than for Cause, or Mr. Davis terminates employment with the Company for Good Reason, each as defined in the Employment Agreement, then, under the terms of the Employment Agreement, Mr. Davis is eligible to receive:  (i): accelerated vesting of unvested stock options and restricted stock that would have vested or become exercisable within two years from the date of termination; (ii) continuation of salary for two years from the date of termination; and (iii) continuation of coverage under the Company’s health care plans for the shorter of two years or Mr. Davis’ eligibility for continuation coverage under the Company’s health plans.  If, within eighteen months following a Change of Control, the Company terminates employment with Mr. Davis other than for Cause, or Mr. Davis terminates employment with the Company for Good Reason, then, under the terms of the Employment Agreement, Mr. Davis is eligible to receive:  (i): accelerated vesting of all of his unvested stock options and restricted stock; (ii) continuation of salary and bonus for two years from the date of termination; and (iii) continuation of coverage under the Company’s health care plans for the shorter of two years or Mr. Davis’ eligibility for continuation coverage under the Company’s health plans.  Receipt of the specified termination benefits are conditioned upon compliance with various noncompetition and nonsolicitation provisions provided for in the Employment Agreement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Grant of Stock Options, Stock Awards

In addition to the 564,000 stock options granted to Mr. Davis, as described above, on October 30, 2008, the Compensation Committee of the Board of Directors of the Company approved the grant of options to purchase 140,000 shares of common stock of the Company to each of Robert Chamness, the Company’s Executive Vice President and Chief Legal Officer, and Michael McConnell, the Company’s Chief Financial Officer.  The options were granted at an exercise price of $9.64 per share for a term of ten years, becoming exercisable monthly over the four year period from the date of grant.  The grants were made pursuant to the terms of a Notice of Stock Option Award and Stock Option Award Agreement under the Company’s 2008 Incentive Plan.  The 2008 Incentive Plan was previously filed as Exhibit 10.9 to the Company’s Registration Statement on Form 10, filed with the Commission on September 9, 2008.  Also on October 30, 2008, the Compensation Committee approved a stock award of 15,000 shares of common stock of the Company, and a tax reimbursement associated with the grant, to Mr. Chamness.  The award was made under the terms of the Company’s 2008 Incentive Plan.

Item 9.01.                                          Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, effective as of October 29, 2008, between Digimarc Corporation and Bruce Davis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 4, 2008

		By:	/s/ ROBERT P. CHAMNESS
Robert P. Chamness
Executive Vice President, Chief Legal
Officer and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Employment Agreement, effective as of October 29, 2008, between Digimarc Corporation and Bruce Davis.